                                                                                                                                                              Paul, Hasting, Janofsky & Walker,LLP
                                                                      Twenty-Fourth Floor . 55 Second Street .San Fransico, CA 94105-3441
                                                                                                                                                                                                      telephone 415 856 7000 . facsimile 415 856 7100 . www.paulhasting.com

July 27, 2005	27346.00011

Professionally Managed Portfolios
c/o US Bank
615 East Michigan Street
Milwaukee, WI 53202

Re:	Issuance of Shares of Bowen, Hanes Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), in connection with certain Post-Effective Amendments to the Trust’s Registration Statement filed on Form N1-A with the Securities and Exchange Commission (the “Post-Effective Amendments”) relating to the issuance and sale by the Trust of an indefinite number of no-par value shares of beneficial interest (the “Shares”) of Bowen, Hanes Investment Trust, a series of the Trust (the “Fund”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Post-Effective Amendments;

(ii)
the Trust’s Agreement and Declaration of Trust dated February 17, 1987, as filed with the Massachusetts Secretary of State (the “Secretary of State”) on February 24, 1987, as amended on May 20, 1988 and filed with the Secretary of State on September 16, 1988, as further amended on April 12, 1991 and filed with the Secretary of State on May 31, 1991, and as further amended in June 2005 and filed with the Secretary of State on July 27, 2005, as presently in effect as certified by the Secretary of the Trust as of the date hereof (collectively, the “Declaration of Trust”);

(iii)	the By-Laws of the Trust, as presently in effect as certified by the Secretary of the Trust as of the date hereof (the “By-Laws”);

To: Professionally Managed Portfolios
July 27, 2005

(iv)
resolutions adopted by the Trust’s Board of Directors in June 2005 authorizing the establishment of the Fund and the issuance of the Shares, certified by the Secretary of the Trust as of the date hereof (the “Resolutions”); and

(v)	a certificate of an officer of the Trust regarding certain factual matters relevant to this opinion (the “Officer’s Certificate”).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have also relied upon an opinion of Goodwin Procter LLP regarding certain legal matters related to Massachusetts law (the “Goodwin Procter Opinion”).

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization, execution and delivery of all documents by all the parties thereto; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (v) the legal capacity of all individuals executing documents; (vi) that all documents are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such documents have been amended or terminated orally or in writing except as has been disclosed to us; and (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Trust and other persons on which we have relied for the purposes of this opinion are true and correct and that there has not been any change in the good standing status of the Trust from that opined on in the Goodwin Procter Opinion. As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon the Officer’s Certificate or comparable documents of officers and representatives of the Trust.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinion:

1.  Upon issuance and delivery of the Shares and receipt by the Trust of payment in cash of the per-share public offering price on the date of their issuance in accordance with statements in the Fund’s Prospectus included in the Post-Effective Amendments, and in accordance with the Declaration of Trust, the Shares will be validly issued, fully paid and nonassessable by the Trust, assuming that all applicable securities laws will be complied with.

To: Professionally Managed Portfolios
July 27, 2005

The opinions expressed herein are subject to the following exceptions, qualifications and limitations:

A.  We express no opinion with respect to any of the following (collectively, the “Excluded Laws”): (i) anti-fraud laws or state securities laws; (ii) Federal Reserve Board margin regulations; (iii) pension and employee benefit laws, e.g., ERISA; (iv) federal and state antitrust and unfair competition laws; (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other anti-trust laws and the Exon-Florio Act; (vi) the statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and other political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (vii) federal and state environmental laws; (viii) federal and state land use and subdivision laws; (ix) federal and state tax laws; (x) federal and state laws relating to communications (including, without limitation, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended); (xi) federal patent, copyright and trademark, state trademark and other federal and state intellectual property laws; (xii) federal and state racketeering laws, e.g., RICO; (xiii) federal and state health and safety laws, e.g., OSHA; (xiv) federal and state laws concerning aviation; (xv) federal and state laws concerning public utilities; (xvi) federal and state labor laws; (xvii) federal and state laws and policies concerning (A) national and local emergencies, (B) possible judicial deference to acts of sovereign states, and (C) criminal and civil forfeiture laws; and (xviii) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto.

B.  We express no opinion with respect to (i) the truth of the representations and warranties contained in the Post-Effective Amendments or (ii) any document, instrument or agreement (including the exhibits or schedules to the Post-Effective Amendments, other than this opinion letter), regardless of whether such document, instrument or agreement is referred to in the Post-Effective Amendments.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein (including, without limitation, qualification paragraph A with respect to Excluded Laws), we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) the internal laws of the State of California, and (ii) the federal securities laws of the United States.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

To: Professionally Managed Portfolios
July 27, 2005

This opinion is rendered solely to you in connection with the Post-Effective Amendments and the issuance and delivery of the Shares as contemplated therein. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent (including, without limitation, any person that acquires or purchases Shares); except that you may furnish a copy of this opinion for information (but not reliance): (i) to your independent auditors and your attorneys, (ii) pursuant to order or legal process of any court or governmental agency, and (iii) in connection with any legal action to which you are a party arising out of the issuance and delivery of the Shares. This opinion is rendered to you as of the date hereof and is not to be deemed to have been reissued by any subsequent delivery as permitted above, and we assume no obligation to advise you or any other Person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Notwithstanding the foregoing paragraph, we hereby consent to (i) The reference to our firm as Legal Counsel in the Prospectus included in the Post-Effective Amendments, and (ii) the filing of this opinion letter as an exhibit to the Post-Effective Amendments.

Very truly yours,

/s/ Paul, Hastings, Janofsky & Walker LLP